Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports Second Quarter Net Earnings of
$0.20 Per Class A Share and $0.22 Per Class B Share
on a 28.4% Increase in Revenue to a Record $94.0 Million

JERSEY CITY, New Jersey, July 31, 2013 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the second quarter and first half of 2013.

Second Quarter 2013 Highlights
●	Sales increased 28.4% to a record $94.0 million compared to $73.2 million for the second quarter of 2012.
●	TRP Connector ("TRP"), acquired on March 29, 2013 to solidify Bel's position as the world leader in integrated connector modules (ICMs), contributed second quarter sales of $22.0 million.
●
GAAP net earnings were $2.4 million, or $0.20 per Class A share and $0.22 per Class B share, compared to GAAP net earnings of $1.4 million, or $0.11 per diluted Class A share and $0.12 per diluted Class B share for the second quarter of 2012.

●
Non-GAAP net earnings, which excludes restructuring charges, acquisition costs, and certain other amounts, were $3,572,000, or $0.30 per Class A share and $0.32 per Class B share.  For the second quarter of 2012, non-GAAP net earnings were $1.9 million, or $0.15 per Class A share and $0.16 per Class B share.

●	Acquisition costs and restructuring, severance and reorganization charges totaled $1.6 million for the second quarter of 2013, versus $228,000 for the second quarter of 2012.
●
The transition of Cinch Connector's operations from Oklahoma to a new facility in Texas, which resulted in approximately $1.1 million of transition costs in the second quarter of 2013, is now essentially complete.

CEO Comments
Daniel Bernstein, Bel's President and CEO, said, "We believe that Bel has turned the corner.  Our restructuring program is now essentially complete, including the transition of Cinch Connector's operations to our new Texas facility.  Start-up costs at Cinch's new facility amounted to approximately $1.1 million in the second quarter of 2013.  This is in addition to restructuring and severance costs of $1.3 million for the quarter related to our corporate streamlining program.  We do not anticipate any significant costs associated with our restructuring program going forward.
"In addition, previously contracted price increases on Bel's standard product lines are now beginning to take effect, with all of the increases scheduled to be in place by the fourth quarter.  This is especially important in view of the rise in labor costs in China and continued strengthening of the Chinese Yuan.

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Bel Reports Second Quarter Net Earnings of $0.20 Per Class A Share
July 31, 2013
Page Two

"The integration of the TRP magnetics business has gone smoothly so far, and we have encountered no unanticipated problems.  TRP generated sales of $22.0 million, which was slightly higher than our expectations.  The positive impact of this acquisition on Bel is evident in our second quarter financial results, which were highlighted by record sales and strong non-GAAP net earnings despite a $3.8 million decrease in module sales, primarily attributable to a single customer.  We are also pleased by the continued strong performance of Fibreco, acquired in July 2012, and we are optimistic about the long-term growth potential of Fibreco and Powerbox.  We continue to seek additional acquisition opportunities.
"We have received a great deal of positive feedback from customers regarding the cross-licensing agreement recently entered into between Cinch and Radiall SA covering their respective technologies for the EPX® connector range and EBOSA® fibre optic termini.  This agreement is the first step in what we hope will be a long-term working relationship between our companies aimed at offering compatible and innovative solutions to the commercial aerospace industry while also providing a true dual source for secure supply."

Second Quarter Results
For the three months ended June 30, 2013, net sales increased to $93,981,000 compared to $73,222,000 for the second quarter of 2012, as the addition of recently acquired businesses and higher sales of magnetics products more than offset lower modular product sales.  Cost of sales decreased slightly to 83.0% of sales for the second quarter of 2013, compared to 83.4% of sales for the second quarter of 2012.
Operating income for the second quarter of 2013 was $2,548,000, compared to operating income for the second quarter of 2012 of $2,333,000.  Excluding amounts detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, non-GAAP operating income for the second quarter of 2013 was $4,148,000, compared to non-GAAP operating income of $2,561,000 for the second quarter of 2012.
Net earnings for the second quarter of 2013 were $2,427,000, compared to net earnings for the second quarter of 2012 of $1,441,000.
Excluding amounts detailed in the table reconciling GAAP to non-GAAP financial measures mentioned above, non-GAAP net earnings for the second quarter of 2013 were $3,572,000.  This compares to non-GAAP net earnings of $1,900,000 for the second quarter of 2012, excluding charges detailed in the reconciliation table.
Net earnings per diluted Class A common share for the second quarter of 2013 were $0.20, compared to net earnings per diluted Class A common share of $0.11 for the second quarter of 2012.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share were $0.30 for the second quarter of 2013, compared to non-GAAP net earnings per diluted Class A common share of $0.15 for the second quarter of 2012.
Net earnings per diluted Class B common share were $0.22 for the second quarter of 2013, compared to net earnings per diluted Class B common share of $0.12 for the second quarter of 2012.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.32 for the second quarter of 2013, compared to non-GAAP net earnings per diluted Class B common share of $0.16 for the second quarter of 2012.

First Half Results
For the six months ended June 30, 2013, net sales increased to $157,009,000, compared to $138,783,000 for the first six months of 2012. Net earnings for this year's first half were $1,884,000, compared to net earnings of $2,313,000 for the first six months of 2012.
Net earnings for the first half of 2013 included an income tax benefit of $640,000, the result of pre-tax losses in North America and a favorable adjustment related to the R&E credit during the first quarter.  For the first six months of 2012, income tax expense was $1,124,000.

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Bel Reports Second Quarter Net Earnings of $0.20 Per Class A Share
July 31, 2013
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Net earnings per diluted Class A common share for the first six months of 2013 were $0.15, compared to $0.18 for the same period of 2012.  Adjusted to exclude various amounts detailed in the reconciliation table included in this release, non-GAAP net earnings per diluted Class A common share were $0.26 for the first six months of 2013, compared to $0.23 a year earlier.
Net earnings per diluted Class B common share for the first six months of 2013 were $0.17, compared to $0.20 for the same period of 2012.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.28 for the first six months of 2013, compared to $0.26 a year earlier.

Balance Sheet Data
As of June 30, 2013, Bel had working capital of $129,749,000, including cash, cash equivalents and marketable securities of $38,602,000, a current ratio of 3.1-to-1, total long-term obligations of $14,146,000, and stockholders' equity of $212,034,000.  In comparison, at December 31, 2012, Bel reported working capital of $144,751,000, including cash, cash equivalents and marketable securities of $71,264,000, a current ratio of 4.1-to-1, total long-term obligations of $13,439,000, and stockholders' equity of $215,381,000.  The payment of cash to TE Connectivity for the acquisition of TRP contributed to the decrease in cash, cash equivalents and marketable securities during the first half of 2013.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate dial (720) 545-0088, conference ID #18756127.  A simultaneous webcast is available from the Investors link under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for 20 days at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID #18756127, after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the status of Bel's restructuring efforts, the timing of the implementation of price increases, the growth potential of Fibreco and Powerbox and the ongoing relationship between Cinch and Radiall SA) are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

(tables attached)
#499x

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012*	2013	2012*

	(unaudited)		(unaudited)

Net sales	$93,981	$73,222	$157,009	$138,783

Costs and expenses:
Cost of sales	78,041	61,081	131,959	116,218
Selling, general and administrative	12,129	9,563	22,522	18,421
Restructuring charges	1,263	245	1,387	382

Total costs and expenses	91,433	70,889	155,868	135,021

Income from operations	2,548	2,333	1,141	3,762
Impairment of investment	--	(478)	--	(478)
Interest expense	(3)	--	(6)	--
Interest income and other, net	69	77	109	153

Earnings before provision (benefit) for income taxes	2,614	1,932	1,244	3,437

Provision (benefit) for income taxes	187	491	(640)	1,124

Net earnings	$2,427	$1,441	$1,884	$2,313

Earnings per Class A common share - basic and diluted	$0.20	$0.11	$0.15	$0.18

Weighted average Class A common shares outstanding
- basic and diluted	2,175	2,175	2,175	2,175

Earnings per Class B common share - basic and diluted	$0.22	$0.12	$0.17	$0.20

Weighted average Class B common shares outstanding
- basic and diluted	9,213	9,677	9,217	9,654

*
Prior period amounts have been restated to reflect immaterial adjustments previously reported during the measurement period related to the 2012 acquisitions as if all such adjustments had been recognized on the dates of acquisition.

CONDENSED CONSOLIDATED BALANCE SHEETS
(000s omitted)

	Jun. 30,	Dec. 31,		Jun. 30,	Dec. 31,
ASSETS	2013	2012	LIABILITIES & EQUITY	2013	2012
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$192,985	$191,139	Current liabilities	$63,236	$46,388
Property, plant &
equipment, net	38,269	34,988	Noncurrent liabilities	14,146	13,439
Goodwill and intangibles	41,940	35,167
Other assets	16,222	13,914	Stockholders' equity	212,034	215,381

Total Assets	$289,416	$275,208	Total Liabilities & Equity	$289,416	$275,208

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended June 30, 2013				Six Months Ended June 30, 2013
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$2,548	$2,427	$0.20	$0.22	$1,141	$1,884	$0.15	$0.17
Restructuring charges,
severance and reorganization costs	1,428	1,000	0.08	0.09	1,636	1,129	0.10	0.10
Acquisitions and other related costs	172	145	0.01	0.01	574	510	0.04	0.05
Restoration of expired prior year R&E credit	--	--	--	--	--	(385)	(0.03)	(0.03)

Non-GAAP measures(1)	$4,148	$3,572	$0.30	$0.32	$3,351	$3,138	$0.26	$0.28

	Three Months Ended June 30, 2012				Six Months Ended June 30, 2012
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$2,333	$1,441	$0.11	$0.12	$3,762	$2,313	$0.18	$0.20
Restructuring charges,
severance and reorganization costs	170	127	0.01	0.01	494	328	0.03	0.03
Acquisitions and other related costs	58	36	--	--	101	63	0.01	0.01
Impairment of Pulse shares, net of tax	--	296	0.02	0.03	--	296	0.02	0.03

Non-GAAP measures(1)	$2,561	$1,900	$0.15	$0.16	$4,357	$3,000	$0.23	$0.26

(1)
The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.

Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures. Removal of amounts such as charges for restructuring, severance, reorganization and acquisition-related costs facilitates comparison of our results among reporting periods. We believe that such amounts are not reflective of the relevant business in the period in which the charge is recorded for accounting purposes.

(2)      Net of income tax at effective rate in the applicable tax jurisdiction.

(3)      Individual amounts of net earnings per share may not agree to the total due to rounding.